Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2014 Equity Award Plan of Covanta Holding Corporation, as amended, of our reports dated February 19, 2019, with respect to the consolidated financial statements and schedule of Covanta Holding Corporation and the effectiveness of internal control over financial reporting of Covanta Holding Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey
May 17, 2019